CONSENT OF BEARD MILLER COMPANY LLP


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 8, 2005 relating to the consolidated financial statements of BV Financial, Inc., appearing in the Annual Report on Form 10-KSB of BV Financial, Inc. for the year ended June 30, 2005.


/s/ Beard Miller Company LLP

Baltimore, Maryland
November 16, 2005